Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Carolina Financial Corporation

We consent to the incorporation by reference in the Amendment No. 4 to the Registration Statement on Form S-4 of Carolina Financial Corporation as of December 31, 2015 and 2014 and the years then ended of our report dated March 14, 2016, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Carolina Financial Corporation for the year ended December 31, 2015.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Elliott Davis Decosimo, LLC

Greenville, South Carolina

April 4, 2016